ANAVEX ANNOUNCES RESIGNATION OF DIRECTOR

Hoboken, NJ – October 21, 2011 -- Anavex Life Sciences Corp. (the “Company” or “Anavex”) (OTCBB: AVXL) today announced that Alison Ayers has resigned as a director of the Company effective immediately.  Ms. Ayers has taken on new employment which does not permit her to retain any external Board of Director responsibilities.

About Anavex Life Sciences Corp.
Anavex Life Sciences Corp. (www.anavex.com) is a specialty pharmaceutical company engaged in the discovery and development of novel drug candidates for the treatment of neurological diseases and cancer.  The Anavex proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds targeted to specific receptors involved in the modulation of multiple cellular biochemical signaling pathways.

The SIGMACEPTOR™-N program involves the development of novel drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain).  The company's lead drug candidates exhibit high affinity for sigma receptors, which have been extensively documented as potentially valuable drug targets and have demonstrated anti-amnesic and neuroprotective properties. A portfolio of back-up compounds to ANAVEX 2-73 are also in development.

Anavex is a publicly traded company under the symbol AVXL.

For Further Information
Anavex Life Sciences Corp.
Research & Business Development
Email: info@anavex.com

Shareholder & Media Relations
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Outside North America: +1 (416) 489-0092
Email: ir@anavex.com
www.anavex.com